Amendment No. 2 Dated November 12, 1997 to
PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 15 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 17, 1997                                   Dated September 30, 1997
                                                                Rule 424(b)(3)
                            LIT 27,500,000,000
                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES D
                       EQUITY LINKED NOTES DUE 2004
                               ------------

               The Equity Linked Notes due 2004 (the "Notes" ) are Medium-Term Notes, Series D of Morgan Stanley, Dean Witter, Discover & Co. (the "Company" ), as further described herein and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices." The Notes are being issued in minimum denominations of Italian lire ("LIT ") 50,000,000 and will mature on December 2, 2004 (the "Maturity Date"). The Price to Public of each Note will be LIT 46,750,000 (93.5% of the principal amount) (the "Price to Public"), and there will be no payments of interest prior to the maturity of the Notes.

               The Notes will not be redeemable by the Company in whole or in part prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

               On the Maturity Date, the holder of each Note will receive (i) the par amount of such Note (LIT 50,000,000) ("Par") plus (ii) an amount (the "Supplemental Redemption Amount") based on the percentage increase, if any, in the value of a basket of indices that includes the Deutsche Aktienindex (the "DAX"[Registered]), a registered trademark of the Frankfurt Stock Exchange (the "FSE"), the Financial Times-Stock Exchange 100 Share Index (the "FT-SE 100"), as calculated by the FT-SE International Limited ("FSIL"), and the MIB 30 Index, as calculated by the Consiglio Di Borsa (the "Italian Stock Exchange Council") (together, the "Underlying Indices" and each an "Underlying Index").

               The Supplemental Redemption Amount payable with respect to each Note at maturity will equal the product of (i) the par amount of such Note and
(ii) the greater of (x) 12% and (y) the Basket Appreciation Percentage. The Basket Appreciation Percentage will be the sum of (A) 1/3 times the DAX Change Percentage, (B) 1/3 times the FT-SE 100 Change Percentage and (C) 1/3 times the MIB 30 Index Change Percentage. The DAX Change Percentage is the amount by which the Final Average Value of the DAX exceeds the Initial Value of the DAX, expressed as a percentage of such Initial Value. The FT-SE 100 Change Percentage is the amount by which the Final Average Value of the FT-SE 100 exceeds the Initial Value of the FT-SE 100, expressed as a percentage of such Initial Value. The MIB 30 Index Change Percentage is the amount by which the Final Average Value of the MIB 30 Index exceeds the Initial Value of the MIB 30 Index, expressed as a percentage of such Initial Value. The Initial Value of each Underlying Index will be the value of such Underlying Index on December 2, 1997. The Final Average Value of each Underlying Index will equal the arithmetic average of the closing values of such Underlying Index on the second day of each month, commencing January 2, 1998, and ending at the maturity of the Notes (the "Determination Dates"), except in the case of certain Market Disruption Events and except that the Final Determination Date will be November 18, 2004, rather than December 2, 2004.

               Due to the method of calculation, the Notes will not be subject to currency risk related to fluctuations in the Italian lire value of the DAX, which is quoted in Deutsche Marks or the FT-SE 100, which is quoted in Pounds Sterling.

               For information as to the calculation of the Supplemental Redemption Amount and certain tax consequences to beneficial owners of the Notes, see "Supplemental Redemption Amount," "Final Average Value," "Determination Dates" and "United States Federal Taxation" in this Pricing Supplement.

               The Company will cause the "Supplemental Redemption Amount" to be determined by Morgan Stanley & Co. International Limited (the "Calculation Agent") for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

       An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-6 through PS-8 herein.

                        MORGAN STANLEY DEAN WITTER



CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR THE INDIVIDUAL STOCKS UNDERLYING THE DAX, THE FT-SE 100 AND/OR THE MIB 30 INDEX. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES OR INDIVIDUAL STOCKS UNDERLYING THE DAX, THE FT-SE 100 AND/OR THE MIB 30 INDEX IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "USE OF PROCEEDS AND HEDGING."

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   LIT 27,500,000,000

Maturity Date.................   December 2, 2004.

Interest Rate.................   There will be no periodic payments of
                                 interest. See "Supplemental Redemption
                                 Amount."

Specified Currency............   Italian lire ("LIT")

Price to Public...............   93.5%

Settlement Date (Original
  Issue Date).................   December 2, 1997

Common Code...................   8104115

ISIN..........................   XS0081041153

Senior Note or Subordinated
  Note........................   Senior

Minimum Denominations.........   LIT 50,000,000

Agent.........................   Morgan Stanley & Co. International Limited

Trustee.......................   The Chase Manhattan Bank

Maturity Redemption Amount....   On the Maturity Date, the holder of each Note
                                 will receive (i) the par amount of such Note
                                 LIT 50,000,000 ("Par") plus (ii) the
                                 Supplemental Redemption Amount.

Supplemental Redemption Amount   The Supplemental Redemption Amount payable
                                 with respect to each Note at maturity will be an amount equal to the product of (i) the par amount of such Note and (ii) the greater of
                                 (x) 12% and (y) the Basket Appreciation
                                 Percentage.  The Supplemental Redemption
                                 Amount is described by the following formula:


                                   1/3 (Final Average Value of the DAX -
                                         Initial Value of the DAX)
                                   -------------------------------------
                                         Initial Value of the DAX

                                + 1/3 (Final Average Value of the FT-SE 100 -
                                      Initial Value of the FT-SE 100)
          Par X MAX    12%,     ---------------------------------------------
                                      Initial Value of the FT-SE 100

                                  + 1/3 (Final Average Value of the MIB 30
                                 Index - Initial Value of the MIB 30 Index)
                                 ------------------------------------------
                                     Initial Value of the MIB 30 Index



                                 The Company will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of Underlying Indices; Adjustments to Underlying Indices" below.

                                 All percentages resulting from any
                                 calculation with respect to the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .9876545) would be rounded to 9.87655% (or .987655)), and all lira amounts used in or resulting from such calculation will be rounded to the nearest lira with one- half lira being rounded upwards.

Basket Appreciation Percentage:  The sum of (A)  1/3  times the DAX Change
                                 Percentage, (B)  1/3 times the FT-SE 100
                                 Change Percentage and (C)  1/3 times the MIB
                                 30 Index Change Percentage.

DAX Change Percentage:........   The amount by which (A) Final Average Value
                                 of the DAX exceeds (B) the Initial Value of the DAX, expressed as a percentage of such Initial Value.

FT-SE Change Percentage:......   The amount by which (A) the Final Average
                                 Value of the FT-SE 100 exceeds (B) the
                                 Initial Value of the FT-SE 100, expressed as a percentage of such Initial Value.

MIB 30 Index Change Percentage:  The amount by which (A) the Final Average
                                 Value of the MIB 30 Index exceeds (B) the
                                 Initial Value of the MIB 30 Index, expressed as a percentage of such Initial Value.

Initial Value:................   With respect to any Underlying Index, the
                                 Initial Value will be the value of such
                                 Underlying Index on December 2, 1997.

Final Average Value:..........   With respect to any Underlying Index, the
                                 Final Average Value will be the arithmetic average of the Index Closing Values of such Underlying Index on each of the Determination
                                 Dates, as determined by the Calculation Agent.

Index Closing Value...........   The Index Closing Value of any Underlying
                                 Index, as of any Determination Date, will equal the closing value of such Underlying
                                 Index or any Successor Index (as defined below) at the regular official weekday close of trading on such Determination Date. See
                                 "Discontinuance of the Underlying Indices;
                                 Adjustments to Underlying Indices."

                                 References herein to any Underlying Index will be deemed to include any Successor Index to such Underlying Index, unless the context requires otherwise.

Underlying Index:.............   Any of the indices listed in the first column
                                 of the table below (which are further
                                 described herein) or any replacement index as may be chosen by the Determination Agent as provided under "Discontinuance of Underlying
                                 Indices; Adjustments to Underlying Indices."
                                 Each such index shall herein be referred to by the term in the second column.


                                                               Underlying
         Underlying           Name                               Index
           Index           Used Herein       Exchange          Publisher
         ----------        -----------       --------          ----------

         MIB 30 Index      MIB 30 Index      Borsa Italiana    Italian Stock
                                             S.p.A. (the       Exchange
                                             "Italian          Council
                                             Stock Exchange")

         Deutsche          DAX               Frankfurt Stock   Deutsche
         Aktienindex                         Exchange ("FSE")  Borse AG
                                                               ("DB")

         Financial Times-  FT-SE 100         London            FT-SE
         Stock Exchange                      Stock Exchange    International
         100 Index                           Limited ("LSE")   Limited ("FSIL")


Exchange......................   Any of the exchanges listed in the third
                                 column of the table above or their successors.

Underlying Index Publisher....   Any of the publishers listed in the fourth
                                 column of the table above or their successors.

Trading Day...................   A day on which trading is generally conducted
                                 (i) on the FSE, (ii) on the LSE, (iii) on the Italian Stock Exchange and (iv) on any exchange on which futures or options contracts related to the DAX, the FT-SE 100, or the MIB 30 Index are traded, other than a day on which trading on such exchanges is scheduled to close prior to its regular weekday closing time, as determined by the Calculation Agent.

Determination Dates...........   The Determination Dates will be the second
                                 day of each month, commencing January 2, 1998 and ending at the maturity of the Notes, except that the Final Determination Date will be November 18, 2004, rather than December 2,
                                 2004, and, if any such date is not a Trading
                                 Day, the Determination Date shall be the next succeeding Trading Day, unless there is a Market Disruption Event on any such Trading
                                 Day. If a Market Disruption Event, with respect to any Underlying Index, occurs on any such Trading Day, such Determination Date for the disrupted Underlying Index will be the immediately succeeding Trading Day during which no Market Disruption Event, related to such Underlying Index, will have occurred;
                                 provided that if a Market Disruption Event, with respect to such Underlying Index, has occurred on each of the five Trading Days immediately succeeding any of the scheduled
                                 Determination Days, then (i) such fifth
                                 succeeding Trading Day will be deemed to be the relevant Determination Date for such Underlying Index, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market
                                 Disruption Event occurs, the Calculation
                                 Agent will determine the value of the
                                 disrupted Underlying Index on such fifth
                                 Trading Day in accordance with the formula for and method of calculating the disrupted
                                 Underlying Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the disrupted Underlying Index.

                                 In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will be equal to the par amount plus the Supplemental Redemption Amount determined as though each of the Determination Dates scheduled to occur on or after such date of acceleration were the date of acceleration.

Market Disruption Event:......   With respect to any Underlying Index, "Market
                                 Disruption Event" means the occurrence or existence of either of the following events on a Determination Day as determined by the Calculation Agent:

                                    (i) a suspension, material limitation
                                 or absence of trading on the relevant
                                 Exchange of stocks then constituting 20% or more, by weight, of such Underlying Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of trading on such Exchange; or

                                   (ii) the suspension or material
                                 limitation on any major securities market of trading in futures or options contracts related to such Underlying Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of trading on such market.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in any Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Underlying Index shall be based on a comparison of (x) the portion of the level of such Underlying Index attributable to that security relative to (y) the overall level of such Underlying Index, in each case immediately before that suspension or limitation.

Calculation Agent.............   Morgan Stanley & Co. International Limited
                                 ("MSIL")

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the Notes.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Average Index Value or whether a Market Disruption Event has occurred. See "Discontinuance of Underlying Indices; Adjustments to Underlying Indices" below and "Market Disruption Event" above. MSIL, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Final Average Value of an Underlying Index that the Calculation Agent may be required to make prior to its dissemination. MSIL is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors:.................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional debt security including the following.

                                 Because the Final Average Value of each
                                 Underlying Index will be based upon an
                                 average of closing values for each such
                                 Underlying Index on specified days (the
                                 Determination Dates), a significant increase in any Underlying Index as measured on the Determination Date in the final month, or in any earlier month, may be substantially or entirely offset by the values of such Underlying Index on the Determination Dates in other months.

                                 Neither the FT-SE 100 nor the MIB 30 Index reflects the payment of dividends on the stocks underlying it and therefore the yield to maturity of the Notes based on the FT-SE 100 and the MIB 30 Index will not produce the same yield as if such underlying stocks were purchased and held for a similar period. Furthermore, an investment in the underlying stocks would, unlike the calculation of the Supplemental Redemption Percentage with respect to the Notes, be affected by fluctuations in the exchange rate between the Deutsche Marks or Pounds Sterling, as the case may be, and the Italian lire.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. It is expected that the secondary market value for the Notes will be affected by the creditworthiness of the Company and by a number of Factors, including, but not limited to, the volatility of each Underlying Index, dividend rates on the stocks comprising each Underlying Index, the time remaining to the Determination Dates and to the maturity of the Notes and market interest rates in Italy, Germany and the United Kingdom. In addition, the Final Average valve of each Underlying Index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The historical experiences of the Underlying Indices should not be taken as an indication of their future performances during the term of any Note.

                                 The underlying stocks that constitute the DAX, the FT-SE 100 and the MIB 30 Index have been issued by German, United Kingdom and Italian companies, respectively. Investments in securities indexed to the value of German, United Kingdom and Italian equity securities involve certain risks associated with the German, United Kingdom and Italian securities markets, respectively, including the risks of volatility in such markets, government intervention in such markets, cross-shareholdings in German and Italian companies, legal requirements concerning public information about German, United Kingdom and Italian companies that are less exhaustive than similar requirements concerning companies that file reports with the United States Securities and Exchange Commission (the "SEC") and accounting and financial standards that differ from country to country and from those applicable to companies in the United States.

                                 Securities prices in Germany, United Kingdom and Italy are subject to political, economic, financial and social factors in Germany, the United Kingdom and Italy, respectively that could negatively affect securities markets in such countries. Moreover, the German, United Kingdom and Italian economies may differ favorably or unfavorably from economies in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

                                 The historical values of an Underlying Index should not be taken as an indication of the future performance of such Underlying Index during the term of the Notes. While the trading prices of the stocks comprising an Underlying Index will determine the value of such Underlying Index, it is impossible to predict whether the value of such Underlying Index will fall or rise. Trading prices of the stocks comprising an Underlying Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the such stocks are traded, and by various circumstances that can influence the values of stocks in a specific market segment or of a particular stock.

                                 The policies of an Exchange concerning
                                 additions, deletions and substitutions of the stocks comprising an Underlying Index and the manner in which an Exchange takes account of certain changes affecting such underlying stocks may affect the value of such Underlying Index. The policies of an Exchange with respect to the calculation of an Underlying Index could also affect the value of such Underlying Index. An Exchange may discontinue or suspend calculation or dissemination of an Underlying Index. Any such actions could affect the value of the Notes. see "The Deutsche Aktienindex," "The Financial Times-Stock Exchange 100 Share Index," "MIB 30 Index" and "Discontinuance of Underlying Indices; Adjustments to Underlying Indices" below.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Average Value of an Underlying Index or whether a Market Disruption Event has occurred. See "Discontinuance of Underlying Indices; Adjustments to Underlying Indices" below and "Market Disruption Event" above.

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

The Deutsche Aktienindex......   All information regarding the DAX set forth
                                 herein, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information.

                                 Characteristics

                                 The DAX measures the composite price
                                 performance of stocks of 30 actively traded
                                 German companies listed on the FSE. The DAX is calculated by the DB for the FSE and is disseminated daily on Bloomberg Financial Markets and Reuters. Historical daily closing values for the DAX are available from October 1959. Publication of weighted DAX values began in 1988, based on an initial DAX value of 1,000 on December 30, 1987.

                                 Calculation of the DAX

                                 The DAX is calculated by (i) multiplying, for each of the 30 stocks included in the DAX (the "Underlying Stocks"), the current market price per share on the date of the index calculation by the number of shares listed on the FSE as of the date of the last annual weighting adjustment (determined by dividing the listed capital of the Underlying Security by the nominal value per share), (ii) multiplying, for each Underlying Stock, the product obtained in (i) above by a stock-specific correction factor (as determined on the date of the index calculation) to adjust for dividend payments, capital increases against capital contributions or from company funds, reductions in capital, changes in par value and other subscription rights, (iii) calculating the sum of the products obtained for each Underlying Stock in (ii) above (the "DAX Aggregate Market Value"), (iv) dividing the DAX Aggregate Market Value by the DAX Base Aggregate Market Value (i.e., the DAX Aggregate Market Value as of December 30, 1987, as calculated by the DB) and (v) multiplying the result by 1000. In order to maintain continuity, the DAX is adjusted by a concatenation factor that is determined each year on the annual weighting adjustment date. The concatenation factor adjusts for certain changes affecting the stocks underlying the DAX including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits. Because the DAX is weighted by capitalization, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire DAX than will movements in share prices of companies with relatively smaller market capitalization.

                                 Underlying Stocks and Selection

                                 The Underlying Stocks are selected and
                                 revised annually from a reference group of stocks listed on the FSE. The Underlying Stocks are selected from this reference group based on trading volume over the past 12 months, market capitalization and availability of early opening prices. The five largest companies included in the DAX are Allianz AG, Daimler-Benz AG, Deutsche Bank
                                 AG, Siemens AG and VEBA AG, which together represent approximately 34.381% of the index as a whole. A current list of the issuers of the Underlying Stocks, as of September 30, 1997, is set forth below.

                                 Company                                Weight
                                 -------                                ------
                                 Allianz AG                              9.65%
                                 BASF AG                                 3.81%
                                 Bayer AG                                4.95%
                                 Bayerische Hypotheken- und              1.87%
                                    Wechsel-Bank AG
                                 Bayerische Motoren Werke AG (BMW)       2.85%
                                 BayerischeVereinsbank AG                2.35%
                                 Commerzbank AG                          2.75%
                                 Daimler-Benz AG                         7.30%
                                 Deutsche Bank AG                        6.40%
                                 Degussa AG                              0.86%
                                 Dresdner Bank AG                        4.28%
                                 Deutsche Telekom AG                     3.30%
                                 Henkel KGaA                             1.40%
                                 Hoechst AG                              4.45%
                                 Karstadt AG                             0.50%
                                 Deutsche Lufthansa AG                   1.28%
                                 Linde AG                                1.00%
                                 MAN AG                                  0.83%
                                 Metro AG                                1.88%
                                 Mannesmann AG                           2.99%
                                 Munchener RuckversicherungsAG           4.91%
                                 Preussag AG                             0.77%
                                 RWE AG                                  4.47%
                                 SAP AG                                  4.79%
                                 Schering AG                             1.22%
                                 Siemens AG                              6.44%
                                 Thyssen AG                              1.35%
                                 VEBA AG                                 4.97%
                                 VIAG AG                                 2.03%
                                 Volkswagen AG                           4.34%

                                 (Source: DB )


                                 Deletion and Addition Rules

                                 The DAX is reviewed annually by the DB in order to maintain continuity in the level. The Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the DAX if such stock ceases to meet the criteria for inclusion. Stocks deleted will be replaced by stocks included in the reference group that meet such criteria.

                                 No Relationship With the FSE

                                 The use of and reference to the DAX in
                                 connection with the Notes has been consented to by the FSE. All rights to the DAX are owned by the FSE. The Company, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the DAX. In addition, the FSE has no relationship to the Company or the Notes; it does not sponsor, endorse, authorize, sell or promote the Notes, and has no obligation or liability in connection with the administration, marketing or trading of the Notes or with the calculation of the Supplementary Redemption Amount.

                                 Historical Information for the DAX

                                 The following table sets forth the high and low daily closing values, as well as end-of-quarter values, of the DAX for each quarter in the period from January 1, 1993 through September 30, 1997. All historical data presented in the following table are based on actual data from the DB. The historical values of the DAX should not be taken as an indication of future performance, and no assurance can be given as to the level of the DAX as of any Determination Day.

                                        Daily Closing Values in Deutsche Marks
                                        --------------------------------------
                                                                    End of
                                            High         Low        Quarter
                                            ----         ---        -------
               1993:
                 1st Quarter.....         1717.40      1516.50      1684.21
                 2nd Quarter.....         1708.33      1603.04      1697.63
                 3rd Quarter.....         1944.89      1692.17      1915.71
                 4th Quarter.....         2266.68      1912.09      2266.68
               1994:
                 1st Quarter.....         2267.98      2020.33      2133.11
                 2nd Quarter.....         2271.11      1968.82      2025.34
                 3rd Quarter.....         2212.85      2011.75      2011.75
                 4th Quarter.....         2110.75      1960.59      2106.58
               1995:
                 1st Quarter.....         2135.04      1910.96      1922.59
                 2nd Quarter.....         2148.68      1922.59      2083.93
                 3rd Quarter.....         2317.01      2083.93      2187.04
                 4th Quarter.....         2289.77      2096.08      2253.88
               1996:
                 1st Quarter.....         2525.42      2253.88      2485.87
                 2nd Quarter.....         2573.69      2457.49      2561.39
                 3rd Quarter.....         2666.55      2447.80      2651.85
                 4th Quarter.....         2909.91      2655.73      2888.69
               1997:
                 1st Quarter.....         3460.59      2848.77      3429.05
                 2nd Quarter.....         3805.29      3215.24      3785.77
                 3rd Quarter (through
                   September 30, 1997)    4438.93      3819.85      4167.85

              (Source: DataStream)


The Financial Times - Stock
Exchange 100 Share Index:.....   All information regarding the FT-SE 100 set
                                 forth herein, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information.

                                 Characteristics

                                 The FT-SE 100 is an index calculated,
                                 published and disseminated by  FSIL, a
                                 company owned equally by the LSE and The
                                 Financial Times Limited, in association with the Institute and the Faculty of Actuaries. The FT-SE 100 measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. Publication of the FT-SE 100 began in February, 1984.

                                 The FT-SE 100, FT-SE Mid 250, FT-SE Actuaries 350 and FT-SE Actuaries 350 Industry Baskets are calculated by FSIL and are members of the FT-SE Actuaries Share Indices which are calculated in accordance with a standard set of ground rules established by The Financial Times Limited and FSIL in conjunction with the Institute of Actuaries and the Faculty of Actuaries.

                                 "FT-SE" and "Footsie" are joint trade marks and service marks of FSIL and The Financial Times Limited. "Eurotrack," "SE 100," and "Mid 250" are trade and service marks of FSIL.

                                 Calculation of the FT-SE 100

                                 The FT-SE 100 is calculated by (i)
                                 multiplying the per share price of each stock included in the FT-SE 100 by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the "FT-SE Aggregate Market Value") as of the starting date of the FT-SE 100 and (iii) dividing the FT-SE Aggregate Market Value by a divisor which represents the FT-SE Aggregate Market Value on the base date of the FT-SE 100 and which can be adjusted to allow changes in the issued share capital of individual underlying stocks (including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits) to be made without distorting the FT-SE 100. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FT-SE 100 than will movements in share prices of companies with relatively smaller market capitalization.

                                 Underlying Stocks and Selection

                                 The 100 stocks included in the FT-SE 100 (the "FT-SE Underlying Stocks") were selected from a reference group of stocks trading on the LSE by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FT-SE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FT-SE Underlying Stocks is available from the FSIL and certain public data services.

                                 Deletion and Addition Rules

                                 The FT-SE 100 is reviewed quarterly by an Index Steering Committee of the LSE in order to maintain continuity in the level. The FT-SE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FT-SE 100 if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FT-SE 100. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

                                 No Relationship With LSE, The Financial Times Limited or FSIL

                                 The use of and reference to the FT-SE 100 in connection with the Notes has been consented to by the FSIL. All rights to the FT-SE 100 are owned by the FSIL, the publisher of the FT-SE 100. The Company, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FT-SE 100. In addition, none of the LSE, The Financial Times Limited and FSIL has any relationship to the Company or the Notes. None of the LSE, The Financial Times Limited and the FSIL sponsors, endorses, authorizes, sells or promotes the Notes, or has any obligation or liability in connection with the administration, marketing or trading of the Notes or with the calculation of the Underlying Index Value for any Underlying Index Determination Day or the Supplementary Redemption Percentage.

                                 Historical Information for the FT-SE 100

                                 The following table sets forth the high and low daily closing values of the FT-SE 100 for each quarter, in the period from January 1, 1993 through September 30, 1997, as published and/or calculated by the LSE. All historical data presented in the following table are based on actual data from the FT-SE 100. The historical experience of the FT-SE should not be taken as an indication of its future performance, and no assurance can be given as to the level of the FT-SE 100 as of any Determination Day.

                                       Daily Closing Values in Pounds Sterling
                                       ---------------------------------------
                                                                    End of
                                            High         Low        Quarter
                                            ----         ---        -------
               1993:
                 1st Quarter.....          2957.3       2737.6       2878.7
                 2nd Quarter.....          2907.6       2786.3       2900.0
                 3rd Quarter.....          3100.6       2814.1       3037.5
                 4th Quarter.....          3462.0       3039.3       3418.4
               1994:
                 1st Quarter.....          3520.3       3086.4       3086.4
                 2nd Quarter.....          3168.3       2876.6       2919.2
                 3rd Quarter.....          3256.1       2936.4       3026.3
                 4th Quarter.....          3146.5       2943.4       3065.5
               1995:
                 1st Quarter.....          3176.2       2954.2       3137.9
                 2nd Quarter.....          3403.8       3137.9       3314.6
                 3rd Quarter.....          3570.8       3314.6       3508.2
                 4th Quarter.....          3689.3       3460.1       3689.3
               1996:
                 1st Quarter.....          3781.3       3639.5       3699.7
                 2nd Quarter.....          3857.1       3678.8       3711.0
                 3rd Quarter.....          3977.2       3632.3       3953.7
                 4th Quarter.....          4118.5       3900.4       4118.5
               1997:
                 1st Quarter.....          4444.3       4056.6       4312.9
                 2nd Quarter.....          4783.1       4214.6       4604.6
                 3rd Quarter (through
                   September 30, 1997)     5244.2       4728.3       5244.2

               (Source: Data Stream)


MIB 30 Index..................   All information regarding the MIB 30 Index
                                 set forth herein, including, without
                                 limitation, its make-up, method of
                                 calculation and changes in its components, has been derived from publicly available information.

                                 Characteristics

                                 The MIB 30 Index measures the performance of
                                 the 30 largest and most actively traded
                                 stocks listed on the Italian Stock Exchange.
                                 The MIB 30 Index is calculated by the CED
                                 Borsa for the Italian Stock Exchange Council
                                 and is disseminated daily on Bloomberg
                                 Financial Markets, Reuters Limited and The
                                 Financial Times Limited.   Publication of the
                                 MIB 30 Index began in 1993 based on an initial MIB 30 Index value of 10,000 on December 31,
                                 1992.   Until October 14, 1994, the
                                 historical series of the MIB 30 Index was determined using the BCI Comit 30 Index methodology.

                                 Underlying Stocks and Selection

                                 The 30 stocks included in the MIB 30 Index
                                 (the "Underlying Securities") are selected twice a year based on the average market value and average trading volume of each Underlying Security over the preceding 6 months. In selecting the Underlying Securities, the Italian Stock Exchange
                                 Council identifies those companies with the highest market capitalization by evaluating the liquidity of each company relative to the liquidity of the market as a whole. As part of this selection process, a stock which, at the time of such selection, meets the average market value and average trading volume requirements may nonetheless be excluded from the MIB 30 Index if such stock (i) has not traded officially for a significant period of time, (ii) is not likely to meet all requirements for inclusion for the entire period before the next recomposition, (iii) has a ratio of average market value to average trading volume that exceeds 10,000 (i.e., stocks with a high market value and low trading volume) or (iv) is issued by the same company as an Underlying Security that is already included in the MIB 30 Index. In addition, an Underlying Security may be excluded from the MIB 30 Index, other than on the yearly recomposition date, if there is a cancellation or suspension for more than 20 trading days of official trading in the Underlying Security, or any other event which makes it reasonably certain that the Underlying Security has lost liquidity or market value. The five largest companies in the MIB 30 Index are Eni, Telecom Italia, Telecom Italia Mobile, Generali and Fiat, which together represent approximately
                                 59.976% of the index as a whole. A current list of the 30 Underlying Securities, as of September 30, 1997, is set forth below:


                            Company                                   Weight
                            -------                                   ------

                            Alleanza Assic.........................  2.496859%
                            Banca Commericale Italiana.............  2.119882%
                            Banca di Roma..........................  1.370678%
                            Banca Fideuram.........................  1.610250%
                            Banca Popolare di Milano...............  0.534430%
                            Banco Ambrosiano Veneto................  1.533857%
                            Benetton...............................  1.261805%
                            Compart................................  0.600038%
                            Cred. Italiano.........................  2.194694%
                            Edison.................................  1.391075%
                            Eni.................................... 20.879664%
                            Fiat...................................  5.456030%
                            Generali...............................  8.574161%
                            Holding di Partecipazioni Industriali..  0.579294%
                            Ina....................................  2.637330%
                            1st Banc. S. Paolo di Torino...........  2.489933%
                            1st Mobiliare Italiano.................  2.661978%
                            Italgas................................  1.016714%
                            La Fondiaria...........................  0.818022%
                            Mediaset...............................  2.513324%
                            Mediobanca.............................  1.619074%
                            Montedison.............................  1.603051%
                            Olivetti...............................  0.515268%
                            Parmalat...............................  1.035315%
                            Pirelli................................  2.006473%
                            Ras....................................  1.253275%
                            Rolo Banca.............................  2.520062%
                            Saipem.................................  0.911873%
                            Telecom Italia Mobile.................. 11.029376%
                            Telecom Italia......................... 14.766214%

                            (Source: Italian Stock Exchange)

                                 Calculation of the MIB 30 Index

                                 The MIB 30 Index is calculated by (i)
                                 multiplying, for each Underlying Security, the opening market price per share on the semi-annual selection day for the MIB 30 Index (the "Base Price") by the number of outstanding shares published in the Listino Ufficial of the Italian Stock Exchange three working days before such semi-annual selection day (the "Base Number of Shares"), (ii) multiplying, for each Underlying Security, the product obtained in (i) above by a ratio, the numerator of which is the current market price per share and the denominator of which is the Base Price, (iii) calculating the sum of the products obtained for each Underlying Security in (ii) above, (iv) dividing such sum by the aggregate market value of the Underlying Securities on such semi-annual selection day, represented by the sum of the products obtained by multiplying, for each Underlying Security, the Base Price by the Base Number of Shares and (v) multiplying the result by a Base Index of 10,000. At every semi-annual revision of the composition of the MIB 30 Index, the Italian Stock Exchange Council maintains the continuity of the MIB 30 Index by chain-linking the last value of the old index with the first value of the index as revised.

                                 In the event of capital increases by issuers of the Underlying Securities, the calculation described above will apply an adjustment coefficient, as described below, to the Base Price of the affected Underlying Security. Upon such an event, a theoretical adjusted price per share will be determined for the affected Underlying Security according to the rules of financial parity established by the Italian Association of Financial Analysts.
                                 The adjustment coefficient will be determined as the ratio of the theoretical adjusted price per share and the market price per share on the day preceding the capital increase. The Base Price will then be multiplied by the adjustment coefficient to produce an adjusted base price, which will then replace the Base Price in the calculation described above. In addition, because the MIB 30 Index is a fixed weight index during the periods between the dates of selection, the adjustment to the Base Price is balanced by a corresponding adjustment to the Base Number of Shares. The Base Number of Shares will be multiplied by the reciprocal of the adjustment coefficient to produce the adjusted base number of shares, which will then replace the Base Number of Shares in the calculation described above.

                                 Historical Information for the MIB 30 Index

                                 The following table sets forth the high and low daily closing values, as well as end-of-quarter closing values, of the MIB 30 Index for each quarter in the period from January 1, 1993 through September 30, 1997. The historical values of the MIB 30 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the MIB 30 Index as of any Determination Day.

                                        Daily Closing Values In Italian Lira
                                        ------------------------------------
                                                                    End of
                                            High         Low        Quarter
                                            ----         ---        -------
               1993
                 1st Quarter.....          12,354       10,000      10,781
                 2nd Quarter.....          12,967       10,784      12,645
                 3rd Quarter.....          15,089       12,571      14,177
                 4th Quarter.....          14,606       12,015      14,560
               1994
                 1st Quarter.....          16,847       13,793      16,847
                 2nd Quarter.....          18,836       15,366      16,030
                 3rd Quarter.....          17,100       14,908      15,829
                 4th Quarter.....          15,829       13,164      14,748
               1995
                 1st Quarter.....          15,847       13,481      13,856
                 2nd Quarter.....          15,669       13,661      14,415
                 3rd Quarter.....          15,895       14,252      14,674
                 4th Quarter.....          14,674       13,094      14,132
               1996
                 1st Quarter.....          15,144       13,397      13,628
                 2nd Quarter.....          15,985       13,600      15,721
                 3rd Quarter.....          15,836       13,767      15,347
                 4th Quarter.....          15,791       14,399      15,697
               1997
                 1st Quarter.....          19,102       15,574      17,461
                 2nd Quarter.....          20,485       17,124      19,987
                 3rd Quarter (through
                   September 30, 1997)     24,286       20,509      23,874

               (Source: DataStream)



Discontinuance of Underlying
Indices; Adjustments to
Underlying Indices:............  If an Underlying Index Publisher
                                 discontinues publication of an Underlying
                                 Index and such Underlying Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a "Successor Index"), then the relevant Index Closing Value for such Underlying Index will be determined by reference to the value of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on the Determination Dates.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the holders of the Notes within three Trading Days of such selection.

                                 If an Underlying Index Publisher discontinues publication of an Underlying Index prior to, and such discontinuance is continuing on, any of the Determination Dates and the Calculation Agent determines that no Successor Index is available at such time, then on each Determination Date until the earlier to occur of (i) the Determination Date scheduled to occur on November 18, 2004 and (ii) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will determine the Index Closing Value of such Underlying Index that would be used in computing the Supplemental Redemption Amount on each Determination Date. The Index Closing Value of such Underlying Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Determination Date of each security most recently comprising such Underlying Index. The Calculation Agent will cause notice of each such Index Closing Value to be provided to the holders of the Notes on each succeeding Determination Date until and including November 18, 2004 (unless a Successor Index is prior thereto determined to be available). Notwithstanding these alternative arrangements, discontinuance of the publication of an Underlying Index may adversely affect the value of the Notes.

                                 If at any time the method of calculating an Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if an Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such Underlying Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in London on each Determination Date on which an Index Closing Value is to be calculated, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Underlying Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Supplemental Redemption Amount with reference to such Underlying Index or such Successor Index, as adjusted. Accordingly, if the method of calculating an Underlying Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Underlying Index such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Use of Proceeds and Hedging:..   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes, including hedging market risks associated with the Supplemental Redemption Amount.
                                 Such hedging may involve the purchase or sale of exchange traded or over the counter options on the DAX, the FT-SE 100, or the MIB
                                 30 Index or individual stocks included in the DAX, the FT-SE 100, or the MIB 30 Index, futures contracts on the DAX, the FT-SE 100, or the MIB 30 Index and options on such futures contracts. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling such instruments and any other instruments that it may wish to use in connection with such hedging. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. See also
                                 "Use of Proceeds" in the accompanying
                                 Prospectus.

License Agreements............   License Agreement for the FT-SE 100 Index

                                 The Notes are not in any way sponsored,
                                 endorsed, sold or promoted by FSIL or by The
                                 Financial Times Limited and neither FSIL nor
                                 The Financial Times Limited makes any
                                 warranty or representation whatsoever,
                                 express or implied, either as to the results to be obtained from the use of the FT-SE 100 and/or the figure at which the said FT-SE 100 stands at any particular time on any particular day or otherwise. The FT-SE 100 is compiled and calculated solely by FSIL. However, neither FSIL nor The Financial Times Limited shall be liable (whether in negligence or otherwise) to any person for any error in the FT-SE 100 and neither FSIL nor The Financial Times Limited shall be under any obligation to advise any person of any error therein.

                                 License Agreement for the MIB 30 Index

                                 The Italian Stock Exchange Council and MSIL have entered into a non-exclusive license agreement providing for the license to MSIL, in exchange for a fee, of the right to use the MIB 30 Index, which is owned and published by the Italian Stock Exchange Council, in connection with certain securities, including the Notes. The Company, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the MIB 30 Index. In addition, the Italian Stock Exchange Council has no relationship to the Company or the Notes; it does not sponsor, endorse, authorize, sell or promote the Notes, and has no obligation or liability in connection with the administration, marketing or trading of the Notes or with the calculation of the Index Closing Values for any Determination Date or the Supplemental Redemption Amount.

United States Federal Taxation   The investor should refer to the discussion
                                 under "United States Federal Taxation" in the accompanying Prospectus Supplement.